Exhibit 99.1

PRESS RELEASE
Philip Morris International Reports 2024 Fourth-Quarter & Full-Year Results;
Delivers 2024 Reported Diluted EPS of $4.52, or $6.01 before Canada non-cash impairment of $1.49, compared to $5.02 in 2023 and Adjusted Diluted EPS of $6.57, Representing Growth of 9.3%, and 15.6% on Currency-Neutral Basis

STAMFORD, CT, February 6, 2025 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2024 fourth-quarter and full-year results.1
"2024 was a remarkable year for PMI. We delivered very strong full-year results driven by the continued growth of IQOS and ZYN in addition to a robust combustibles performance," said Jacek Olczak, Chief Executive Officer.
"The long-awaited U.S. FDA authorization of all ZYN nicotine pouches currently marketed in the U.S. is further evidence of the compelling science supporting smoke-free products. We hope our other pending FDA applications will be accelerated. We also hope other countries follow the example of the U.S. and embrace effective tobacco harm reduction measures. This is especially important in places where smoke-free products are banned, resulting in the perpetuation of combustible cigarette consumption."
"With strong momentum across all categories, we are confident that our smoke-free transformation and unparalleled brand portfolio will continue to deliver excellent performance and create value for our shareholders in 2025 and for the long term."

Results Highlights
•Smoke-free business (SFB): Quarterly shipments of HTU and oral smoke-free products exceeded 40 billion units for the first time, driving our smoke-free business to a superior performance, with full-year net revenues increasing by 14.2% (16.7% organically) and gross profit increasing by 18.7% (22.7% organically). In the fourth quarter, we delivered 9.2% net revenue growth (9.0% organically) and 15.1% gross profit growth (both reported and organically), despite a tough comparison due to shipment phasing. The smoke-free business accounted for 40% of our total net revenues and around 42% of gross profit (up by 0.7pp and 0.9pp respectively, versus fourth-quarter 2023), with 38.6 million estimated adult users of our smoke-free products (up by 5.3 million versus December 2023), which are now available in 95 markets.
•Inhalable smoke-free products (SFP): IQOS continues to strengthen its overall position as the second largest nicotine ‘brand’ in markets where present (gaining 0.7pp of combined cigarette and HTU industry volumes in the fourth quarter) and driving the growth of the heat-not-burn category (over 75% of global category volumes). HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements, was up for the full year by an estimated 12.6%, with an acceleration, as expected, in the second half to close to 14%, with growth of around 13% in the fourth quarter.
•In Japan, ILUMA i fueled the growth of IQOS, with adjusted IMS up by around 13% for the full year and the fourth quarter, the 9th consecutive quarter of double-digit growth. IQOS HTU adjusted market share increased by 3.1pp to 30.6% in the fourth quarter. In December, the overall HTU category exceeded 50% of total nicotine offtake share in 10 major cities and 5 prefectures.
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated February 6, 2025, and at www.pmi.com/2024Q4earnings.

•In Europe, IQOS HTU adjusted market share increased by 0.9pp in the fourth quarter to 10.6%. Adjusted IMS grew by an estimated 9.4% for the full year with an acceleration in the second half to almost 11%. This includes close to 10% estimated growth in the fourth quarter, with strong double-digit growth in many markets, including Spain, Bulgaria, Romania, Greece, and Germany. IQOS HTU offtake share reached a number of milestones in key cities, crossing 40% in Budapest, 30% in Rome, 15% in Belgrade, and approaching 10% in London and Vienna, with Madrid not far behind.
•Outside Europe and Japan, strong adjusted IMS growth continued and offtake share increased in key cities across the globe, including Riyadh, Kuala Lumpur, Jakarta, and Mexico City.
In the vaping category, VEEV is an increasingly trusted choice among IQOS legal-age poly-users, and an important part of our smoke-free multi-category strategy, which we continue to deploy across our markets. VEEV is a top 3 pod brand in 13 European markets (holding the #1 position in 5 markets, including Italy, Romania and Czech Republic).
•Oral SFP2: Full-year shipment volume increased by nearly 28% in cans (nearly 25% in pouches or pouch equivalents). Fourth quarter shipment volume increased by 25% in cans (22% in pouches or pouch equivalents), fueled by ZYN nicotine pouch growth in the U.S., where shipments reached nearly 165 million cans, representing growth of nearly 42% versus prior year. Outside the U.S., our nicotine pouch quarterly shipment volume more than doubled, with notable contributions from Pakistan, South Africa, the UK and Mexico. The number of markets where our nicotine pouch products are available increased to 37, including recent launches in Italy, Romania and Thailand.
•Combustibles: Full-year net revenues grew by 4.0% (5.9% organically) predominantly driven by strong pricing. Fourth quarter net revenues grew by 6.0% (6.2% organically), driven by another quarter of high single-digit pricing and growing industry volumes in markets where smoke-free products are not allowed, including Turkey, India, Brazil and Vietnam. Strong pricing and productivity improvements resulted in gross profit growth of 10.7% (10.8% organically). Our global brands portfolio and Marlboro both achieved further market share gains.
•Dividend: Declared regular quarterly dividend of $1.35 per share, or an annualized $5.40 per share.

2 Oral smoke-free products volume excludes snuff, snuff leaf and U.S. chew

Operating Review - Fourth Quarter

	Total	HTU	Oral SFP[3]	Cigarettes

Shipment Volume (units bn)	193.1	35.7	4.6	152.8
vs. Q4 2023	2.3%	5.1%	22.0%	1.1%

	PMI	Smoke-Free Business	Combustibles

Net Revenues ($ bn)	$9.7	$3.9	$5.8
reported vs. Q4 2023	7.3%	9.2%	6.0%
organic vs. Q4 2023	7.3%	9.0%	6.2%

Gross Profit ($ bn)	$6.3	$2.6	$3.7
reported vs. Q4 2023	12.5%	15.1%	10.7%
organic vs. Q4 2023	12.6%	15.1%	10.8%

Operating Income ($ bn)	$3.3
reported vs. Q4 2023	12.8%
organic vs. Q4 2023	11.8%

	Reported Diluted EPS	Adjusting Items*	Adjusted Diluted EPS	Currency Impact	Adjusted Diluted EPS ex. Currency

EPS	$(0.38)	$(1.93)	$1.55	$0.06	$1.49
vs. Q4 2023	-(100)%		14.0%		9.6%
(*) For a list of adjusting items refer to page 23
3 In pouches or pouch equivalents

Operating Review - Full Year

	Total	HTU	Oral SFP[4]	Cigarettes

Shipment Volume (units bn)	774.0	139.7	17.4	616.8
vs. FY 2023	2.9%	11.6%	24.6%	0.6%

	PMI	Smoke-Free Business	Combustibles

Net Revenues ($ bn)	$37.9	$14.7	$23.2
reported vs. FY 2023	7.7%	14.2%	4.0%
organic vs. FY 2023	9.8%	16.7%	5.9%

Gross Profit ($ bn)	$24.5	$9.7	$14.8
reported vs. FY 2023	10.2%	18.7%	5.2%
organic vs. FY 2023	12.7%	22.7%	6.8%

Operating Income ($ bn)	$13.4
reported vs. FY 2023	16.0%
organic vs. FY 2023	14.9%

	Reported Diluted EPS	Adjusting Items*	Adjusted Diluted EPS	Currency Impact	Adjusted Diluted EPS ex. Currency

EPS	$4.52	$(2.05)	$6.57	$(0.38)	$6.95
vs. FY 2023	(10.0)%		9.3%		15.6%
(*) For a list of adjusting items refer to page 23
4 In pouches or pouch equivalents

2025 Full-Year Forecast

	Full-Year
	2025 Forecast			2024	Growth

Reported Diluted EPS	$6.55	-	$6.68	$ 4.52
Adjustments:
Restructuring charges	—			0.10
Impairment of goodwill and other intangibles	—			0.01
Amortization of intangibles(1)	0.49			0.40
Loss on sale of Vectura Group	—			0.13
Egypt sales tax charge	—			0.03
Megapolis localization tax impact	—			0.05
Income tax impact associated with Swedish Match AB financing	—			0.14
Impairment related to the RBH equity investment	—			1.49
Fair value adjustment for equity security investments	—			(0.27)
Tax items	—			(0.03)
Total Adjustments	0.49			2.05
Adjusted Diluted EPS	$7.04	-	$7.17	$ 6.57	7.2%	-	9.1%
Less: Currency	(0.22)
Adjusted Diluted EPS, excluding currency	$7.26	-	$7.39	$ 6.57	10.5%	-	12.5%

(1) See forecast assumptions for details
Reported diluted EPS is forecast to be in a range of $6.55 to $6.68, at prevailing exchange rates, versus reported diluted EPS of $4.52 in 2024. Excluding a total 2025 adjustment of $0.49 per share, this forecast represents a projected increase of 7.2% to 9.1% versus adjusted diluted EPS of $6.57 in 2024. Also excluding an adverse currency impact of $0.22, at prevailing exchange rates, this forecast represents a projected increase of 10.5% to 12.5% versus adjusted diluted EPS of $6.57 in 2024, as outlined in the above table.
2025 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline of around 1% for cigarettes and HTUs, excluding China and the U.S.;
•Total cigarette and smoke-free product shipment volume growth for PMI of up to 2% driven by smoke-free products volume growth of 12% to 14%. This factors absolute growth in HTU adjusted IMS volumes at a similar level to 2024, translating into 10% to 12% growth, with the HTU shipment growth rate broadly in line subject to shipment timing and trade inventory movements, and an acceleration in U.S. nicotine pouch shipment volume to reach 780 to 820 million cans, representing growth of 34% to 41%;
•Net revenue growth of around 6% to 8% on an organic basis;
•Organic operating income growth of 10.5% to 12.5%;
•Full-year amortization of acquired intangibles of $0.49 per share, including the amortization of IQOS commercialization rights in the U.S. related to the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S.;

•An effective tax rate, excluding discrete tax events, of approximately 22.5% to 23.5%;
•Operating cash flow of around $11 billion at prevailing exchange rates, subject to year-end working capital requirements. This takes into account non-recurring payments relating to the German tax surcharge and the U.S. Tax Cuts and Jobs Act, which amount to approximately $1 billion;
•Capital expenditures of approximately $1.5 billion, including further investments in ZYN capacity in the U.S.;
•Further net debt to adjusted EBITDA ratio improvement as we continue to target a ratio of around 2x by the end of 2026;
•No dividend income from Rothmans, Benson & Hedges Inc. (our deconsolidated Canadian affiliate);
•No share repurchases in 2025; and
•First quarter adjusted diluted EPS of $1.58 to $1.63, including an estimated adverse currency impact of 4 cents at prevailing exchange rates.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Update on CCAA Proceeding in Canada
In October 2024, PMI was informed by its deconsolidated Canadian affiliate, Rothmans, Benson & Hedges Inc. (RBH), that the court-appointed mediator and monitor in RBH’s Companies’ Creditors Arrangement Act (CCAA) proceeding filed a proposed plan of compromise and arrangement outlining certain terms of a comprehensive resolution of tobacco product-related claims and litigation in Canada against RBH and its affiliates. See PMI's Form 8-K dated October 18, 2024 for additional details.
On January 24, 2025, RBH filed an objection to approval of the proposed plan with the CCAA court. The positions taken by RBH in this objection, the positions taken by other parties in related filings, and other related developments narrowed the range of possible outcomes with respect to the allocation of the aggregate settlement amount of CAD 32.5 billion, which was determined to be an indicator that PMI’s investment in RBH may be impaired. Although there remains some uncertainty as to the final terms of the plan, PMI concluded that, the estimated fair value of its investment in RBH was lower than its carrying value and recorded a non-cash impairment charge of $2.3 billion in the consolidated statement of earnings for the year ended December 31, 2024 as a recognized subsequent event, with an adverse impact on reported diluted EPS of $1.49.
Additionally, PMI has determined that if the CCAA court approves the plan as proposed and it is subsequently implemented, RBH would likely remain deconsolidated under U.S. GAAP. Since the first quarter of 2019, and to date, PMI’s reported and adjusted EPS, net debt and other financial results have excluded RBH. However, subject to the terms and requirements of the proposed plan, the payment of certain dividends from RBH to PMI would be permitted going forward, which would be incremental to PMI’s cash flow and adjusted diluted EPS.

New Segment Structure
Following the sale of Vectura Group Ltd. on December 31, 2024, we will update our segment reporting by including the remaining units of Vectura Fertin Pharma in the Europe segment as of the first quarter of 2025. We plan to disclose select historical financial information for the 2022 to 2024 period reflecting this change in the coming weeks.

Conference Call
A conference call hosted by Jacek Olczak, Chief Executive Officer, and Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on February 6, 2025. Access the webcast at www.pmi.com/2024Q4earnings.

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne, Switzerland: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Financial Review
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market Volume
Full-Year
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs increased by 1.5% to 2.6 trillion units.
Consolidated Shipment Volume

PMI Cigarettes and HTUs	Fourth-Quarter			Full-Year
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	152,780	151,094	1.1%	616,827	612,949	0.6%
Heated Tobacco Units	35,718	33,972	5.1%	139,743	125,263	11.6%
Total Cigarettes and HTUs	188,498	185,066	1.9%	756,570	738,212	2.5%

PMI Oral SFP(1)	Fourth-Quarter			Full-Year
(million cans)	2024	2023	Change	2024	2023	Change
Nicotine Pouches	183.8	125.7	46.2%	644.0	421.1	52.9%
Snus	58.2	61.8	(5.9)%	239.6	240.4	(0.3)%
Moist Snuff	32.0	31.2	2.4%	134.6	133.7	0.6%
Other Oral SFP(2)	0.6	0.8	(20.1)%	3.4	4.2	(18.3)%
Total Oral SFP	274.6	219.6	25.0%	1,021.6	799.3	27.8%
(1) Excluding snuff, snuff leaf and U.S. chew
(2) Includes chew bags and tobacco bits
Note: Sum may not foot due to rounding.

Fourth-Quarter
PMI's total cigarette and HTU shipment volume increased by 1.9% (HTU shipments increased by 5.1%, and cigarette shipments increased by 1.1%), driven by increases in the SSEA, CIS & MEA Region and the EA, AU & PMI DF Region.
PMI’s total oral product shipment volume in cans increased by 25.0%, predominantly reflecting growth in nicotine pouches.

Full-Year
PMI's total cigarette and HTU shipment volume increased by 2.5% (HTU shipments increased by 11.6%, while cigarette shipments increased by 0.6%) with increases across all regions except the Americas.
PMI’s total oral product shipment volume in cans increased by 27.8%, primarily reflecting growth in nicotine pouches.
International Share of Market - Cigarettes and HTUs

	Fourth-Quarter			Full-Year
	2024	2023	Change (pp)	2024	2023	Change (pp)

Total International Market Share(1)	28.9%	28.5%	0.4	28.7%	28.3%	0.4
Cigarettes	23.5%	23.6%	(0.1)	23.5%	23.7%	(0.2)
HTU	5.4%	4.9%	0.5	5.2%	4.7%	0.5

Cigarette over Cigarette Market Share(2)	25.3%	25.3%	—	25.3%	25.2%	0.1
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to rounding.

CONSOLIDATED FINANCIAL SUMMARY
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,706	$ 9,047	7.3%	7.3%	659	—	—	482	179	(2)

Cost of Sales(1)	(3,423)	(3,462)	1.1%	1.7%	39	(33)	14	—	(31)	89
Marketing, Administration and Research Costs(2)	(3,024)	(2,696)	(12.2)%	(16.9)%	(328)	128	(1)	—	—	(455)
Operating Income	$ 3,259	$ 2,889	12.8%	9.1%	370	95	13	482	148	(368)
Restructuring charges	(12)	—	—%	—%	(12)	—	—	—	—	(12)
Amortization of Intangibles	(247)	(129)	(91.5)%	(91.5)%	(118)	—	—	—	—	(118)
Loss on sale of Vectura Group	(1)	—	—%	—%	(1)	—	—	—	—	(1)
Charges related to the war in Ukraine	—	(34)	+100%	+100%	34	—	—	—	—	34
Adjusted Operating Income	$ 3,519	$ 3,052	15.3%	11.8%	467	95	13	482	148	(271)

Adjusted Operating Income Margin	36.3%	33.7%	2.6pp	1.4pp
(1) Includes $5 million in 2024 and $18 million in 2023 related to the special items below.
(2) Includes $255 million in 2024 and $145 million in 2023 related to the special items below.
Net revenues increased by 7.3% on an organic basis, mainly reflecting: a favorable pricing variance, primarily due to higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher smoke-free products volume, notwithstanding unfavorable cigarette mix.
Adjusted operating income increased by 11.8% on an organic basis, mainly reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs, notwithstanding lower manufacturing costs due to improved productivity.

Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 37,878	$ 35,174	7.7%	10.1%	2,704	(841)	—	2,203	1,268	74
Termination of distribution arrangement in the Middle East	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 37,878	$ 35,254	7.4%	9.8%	2,624	(841)	—	2,203	1,268	(6)

Net Revenues	$ 37,878	$ 35,174	7.7%	10.1%	2,704	(841)	—	2,203	1,268	74

Cost of Sales (1)	(13,329)	(12,893)	(3.4)%	(4.5)%	(436)	101	47	—	(504)	(80)
Marketing, Administration and Research Costs (2)	(11,147)	(10,060)	(10.8)%	(11.4)%	(1,087)	58	(1)	—	—	(1,144)
Impairment of Goodwill	—	(665)	+100%	+100%	665	—	—	—	—	665

Operating Income	$ 13,402	$ 11,556	16.0%	21.5%	1,846	(682)	46	2,203	764	(485)
Restructuring charges	(180)	(109)	(65.1)%	(65.1)%	(71)	—	—	—	—	(71)
Loss on sale of Vectura Group	(199)	—	—%	—%	(199)	—	—	—	—	(199)
Egypt sales tax charge	(45)	—	—%	—%	(45)	—	—	—	—	(45)
Termination of distribution arrangement in the Middle East (3)	—	(80)	+100%	+100%	80	—	—	—	—	80
Impairment of Goodwill and Other Intangibles (4)	(27)	(680)	96.0%	96.0%	653	—	—	—	—	653
Amortization of Intangibles	(835)	(497)	(68.0)%	(68.0)%	(338)	—	—	—	—	(338)
Charges related to the war in Ukraine	—	(53)	+100%	+100%	53	—	—	—	—	53
Swedish Match AB acquisition accounting related items	—	(18)	+100%	+100%	18	—	—	—	—	18
South Korea Indirect Tax Charge	—	(204)	+100%	+100%	204	—	—	—	—	204
Termination of agreement with Foundation for a Smoke-Free World	—	(140)	+100%	+100%	140	—	—	—	—	140
Adjusted Operating Income	$ 14,688	$ 13,337	10.1%	14.9%	1,351	(682)	46	2,203	764	(980)

Adjusted Operating Income Margin	38.8%	37.8%	1.0pp	1.8pp
(1) Includes $51 million in 2024 and $90 million in 2023 related to the special items below.
(2) Includes $1,235 million in 2024 and $946 million in 2023 related to the special items below.
(3) Included in Net Revenues above.
(4) Includes $665 million impairment of goodwill in 2023.

Adjusted net revenues increased by 9.8% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free products volume, partly offset by unfavorable cigarette mix.
Adjusted operating income increased by 14.9% on an organic basis, mainly reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages, and higher commercial investments), as well as higher manufacturing costs, notably related to tobacco leaf and the impact of the EU single-use plastics directive, partly offset by productivity.
EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries
Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region was broadly stable (130.8 billion units), with a 1.3% decrease for cigarettes and continued HTU growth. Notable decreases in the estimated total market in France (down by 11.7%), and the United Kingdom (down by 17.6%) were offset by Ukraine (up by 8.7%), Poland (up by 3.8%), and Spain (up by 4.1%).
Full-Year
The estimated total market for cigarettes and HTUs in the Region was broadly stable (541.9 billion units), reflecting a 1.4% decrease for cigarettes and continued HTU growth. Similar to the quarter, notable decreases in the estimated total market in France (down by 12.5%), and the United Kingdom (down by 12.6%) were largely offset by Ukraine (up by 4.3%), Bulgaria (up by 7.3%), and Poland (up by 2.3%).

Europe Key Data	Fourth-Quarter			Full-Year
			Change			Change
	2024	2023	% / pp	2024	2023	% / pp
PMI Shipment Volume (million units)
Cigarettes	38,388	39,330	(2.4)%	162,679	165,593	(1.8)%
Heated Tobacco Units	15,195	14,310	6.2%	53,669	49,269	8.9%
Total Europe	53,583	53,640	(0.1)%	216,348	214,862	0.7%

PMI Market Share
Cigarettes	29.9%	30.2%	(0.3)	30.0%	30.3%	(0.3)
Heated Tobacco Units	10.8%	10.0%	0.8	10.0%	9.1%	0.9
Total Europe	40.7%	40.2%	0.5	40.0%	39.4%	0.6
Note: Sum may not foot due to rounding.

Europe Oral SFP	Fourth-Quarter			Full-Year

	2024	2023	Change	2024	2023	Change
PMI Shipment Volume (million cans)
Nicotine Pouches	13.6	8.6	58.0%	48.8	34.8	40.2%
Snus	57.5	61.1	(5.9)%	236.7	236.4	0.1%
Other Oral SFP(1)	0.6	0.8	(20.1)%	3.4	4.2	(18.6)%
Total Europe	71.7	70.4	1.7%	288.9	275.4	4.9%
(1) Includes chew bags and tobacco bits
Note: Sum may not foot due to rounding.
Fourth-Quarter
PMI's total cigarette and HTU shipment volume in the Region was broadly flat (53.6 billion units). Total cigarette and HTU shipment volume decreased notably in Italy (down by 4.6%) and France (down by 13.5%), and increased notably in Poland (up by 10.4%) as well as Ukraine (up by 11.6%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by close to 10% in the quarter, reflecting continued growth momentum for IQOS. HTU shipments increased by 6.2%.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 0.9pp on an adjusted basis.
Oral SFP shipments increased by 1.7%, driven by nicotine pouches (up by 58.0%).
Full-Year
PMI's total cigarette and HTU shipment volume in the Region increased by 0.7% to 216.3 billion units. Total cigarette and HTU shipment volume increased notably in Poland (up by 7.9%) and Ukraine (up by 9.4%), and decreased notably in France (down by 17.3%) as well as the Netherlands (down by 20.9%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 9.4%, reflecting continued growth momentum for IQOS, partly offset by the impact from the EU characterizing flavor ban. HTU shipments increased by 8.9%.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 0.9 pp on an adjusted basis.
Oral SFP shipments increased by 4.9%, driven by growth of nicotine pouches (up by 40.2%).

Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,056	$ 3,766	7.7%	5.5%	290	82	—	202	6	—

Operating Income	$ 1,802	$ 1,618	11.4%	11.4%	184	—	—	202	(23)	5
Adjustments (1)	(40)	(72)	44.3%	44.3%	32	—	—	—	—	32
Adjusted Operating Income	$ 1,843	$ 1,690	9.1%	9.1%	153	—	—	202	(23)	(28)

Adjusted Operating Income Margin	45.4%	44.9%	0.5pp	1.5pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Net revenues increased by 5.5% on an organic basis, reflecting a favorable pricing variance, mainly driven by higher combustible tobacco pricing.
Adjusted operating income increased by 9.1% on an organic basis, primarily reflecting the same factor as for net revenues.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 15,357	$ 14,231	7.9%	7.1%	1,126	116	—	798	212	—

Operating Income	$ 6,938	$ 6,169	12.5%	12.4%	769	6	—	798	90	(125)
Adjustments (1)	(160)	(323)	50.3%	50.3%	163	—	—	—	—	163
Adjusted Operating Income	$ 7,099	$ 6,492	9.3%	9.3%	607	6	—	798	90	(288)

Adjusted Operating Income Margin	46.2%	45.6%	0.6pp	0.9pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Net revenues increased by 7.1% on an organic basis, reflecting a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarette volume and adverse cigarette mix.
Adjusted operating income increased by 9.3% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs.

SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries
Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region increased by 3.3% to 402.0 billion units. The increase in the estimated total market was mainly due to Vietnam (up by 14.4%), Egypt (up by 16.1%), and Turkey (up by 6.6%), partly offset by Bangladesh (down by 7.8%).
Full-Year
The estimated total market for cigarettes and HTUs in the Region increased by 2.8% to 1,571.9 billion units. The increase in the estimated total market was mainly due to Turkey (up by 9.5%), and Egypt (up by 11.3%), partly offset by Bangladesh (down by 5.0%), and Thailand (down by 13.7%).
Our Regional market share increased by 0.4 points to 23.8%.

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	85,796	83,009	3.4%	344,834	333,353	3.4%
Heated Tobacco Units	8,428	7,502	12.3%	28,570	24,890	14.8%
Total SSEA, CIS & MEA	94,224	90,511	4.1%	373,404	358,243	4.2%
Fourth-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 4.1% to 94.2 billion units, with notable increases in Turkey (up by 9.3%) and India (up 51.2%), partly offset by Egypt (down by 12.8%) and the Philippines (down by 8.7%) . PMI's estimated HTU adjusted in-market sales volume increased by around 16%, with approximately 12% HTU shipment volume growth.
Full-Year
PMI's total cigarette and HTU shipment volume in the Region increased by 4.2% to 373.4 billion units, mainly driven by Turkey (up by 13.4%), partly offset by Indonesia (down by 3.7%). PMI's estimated HTU adjusted in-market sales volume increased by approximately 15.6%, with about 15% HTU shipment volume growth.

Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,868	$ 2,707	5.9%	6.6%	161	(17)	—	141	37	—

Operating Income	$ 806	$ 699	15.3%	12.3%	107	8	13	141	28	(83)
Adjustments (1)	(4)	(5)	16.1%	16.1%	1	—	—	—	—	1
Adjusted Operating Income	$ 810	$ 704	15.1%	12.1%	106	8	13	141	28	(84)

Adjusted Operating Income Margin	28.2%	26.0%	2.2pp	1.3pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Net revenues increased by 6.6% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher cigarette and HTU volume, partly offset by unfavorable mix.
Adjusted operating income increased by 12.1% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs.

Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 11,261	$ 10,629	5.9%	11.7%	632	(610)	—	821	343	78
Adjustment (1)	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 11,261	$ 10,709	5.2%	10.9%	552	(610)	—	821	343	(2)

Net Revenues	$ 11,261	$ 10,629	5.9%	11.7%	632	(610)	—	821	343	78

Operating Income	$ 3,429	$ 3,136	9.3%	26.8%	293	(592)	46	821	145	(127)
Adjustments (2)	(63)	(173)	63.4%	63.4%	110	—	—	—	—	110
Adjusted Operating Income	$ 3,492	$ 3,309	5.5%	22.0%	183	(592)	46	821	145	(236)

Adjusted Operating Income Margin	31.0%	30.9%	0.1pp	3.1pp

(1) Termination of distribution arrangement in the Middle East.
(2) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Adjusted net revenues increased by 10.9% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher cigarette and HTU volume coupled with favorable mix.
Adjusted operating income increased by 22.0% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher cigarette and HTU volume; partly offset by higher manufacturing costs (primarily due to higher cost of tobacco leaf) as well as higher marketing, administration and research costs.
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries
Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased by 0.8% to 81.1 billion units, with a decrease in cigarettes, offset by HTU growth. The increase in the estimated total market was mainly driven by International Duty Free (up by 14.4%) and Japan (up by 2.6%), partly offset by Taiwan (down by 7.4%) and Australia (down by 26.5%).
Full-Year
The estimated total market for cigarettes and HTUs in the Region, excluding China, was broadly stable (318.9 billion units), with a decrease in cigarettes, largely offset by HTU growth. The decrease in the estimated total market in Australia (down by 28.5%) and Korea (down by 2.2%) was offset by International Duty Free (up by 11.3%) and Japan (up by 1.4%).

Our Regional market share increased by 1.3 points to 31.3%.

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	11,424	11,287	1.2%	47,670	50,689	(6.0)%
Heated Tobacco Units	11,945	11,958	(0.1)%	56,882	50,519	12.6%
Total EA, AU & PMI DF	23,369	23,245	0.5%	104,552	101,208	3.3%
Fourth-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 0.5% to 23.4 billion units with growth in International Duty Free (up by 21.5%), partly offset by Japan (down by 1.9%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by around 14% and ahead of shipments, which were higher in the first half of the year.
Full-Year
PMI's total cigarette and HTU shipment volume in the Region increased by 3.3% to 104.6 billion units, driven by Japan (up by 6.4%), partly offset by Australia (down by 28.5%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 14.5%. HTU shipments increased by 12.6%.
Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,434	$ 1,430	0.3%	2.2%	4	(27)	—	36	(5)	—

Operating Income	$ 574	$ 576	(0.3)%	6.8%	(2)	(41)	—	36	6	(3)
Adjustments (1)	(1)	—	—%	—%	(1)	—	—	—	—	(1)
Adjusted Operating Income	$ 575	$ 576	(0.2)%	6.9%	(1)	(41)	—	36	6	(3)

Adjusted Operating Income Margin	40.1%	40.3%	(0.2)pp	1.9pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Net revenues increased by 2.2% on an organic basis, primarily reflecting a favorable pricing variance.
Adjusted operating income increased by 6.9% on an organic basis, reflecting the same factor as for net revenues.

Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 6,393	$ 6,201	3.1%	8.6%	192	(341)	—	325	208	—

Operating Income	$ 2,878	$ 2,539	13.4%	25.1%	339	(298)	—	325	59	253
Adjustments (1)	(3)	(250)	98.8%	98.8%	247	—	—	—	—	247
Adjusted Operating Income	$ 2,881	$ 2,789	3.3%	14.0%	92	(298)	—	325	59	5

Adjusted Operating Income Margin	45.1%	45.0%	0.1pp	2.2pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Net revenues increased by 8.6% on an organic basis, reflecting: a favorable pricing variance and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume.
Adjusted operating income increased by 14.0% on an organic basis, a favorable pricing variance and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume, while lower manufacturing costs were largely offset by higher marketing, administration and research costs.
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries
Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by 1.4% to 49.1 billion units, primarily reflecting a decline in the cigarette market. The decrease in the estimated total market was mainly due to Colombia (down by 12.3%), and Canada (down by 7.7%), partly offset by Brazil (up by 2.1%), and Argentina (up by 1.2%).
Full-Year
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by 1.9% to 185.1 billion units, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Argentina (down by 8.4%) and Canada (down by 12.3%), partly offset by Brazil (up by 6.8%).
Our Regional market share, excluding the U.S., was flat at 33.7%.

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	17,172	17,468	(1.7)%	61,644	63,314	(2.6)%
Heated Tobacco Units	150	202	(25.7)%	622	585	6.3%
Total Americas	17,322	17,670	(2.0)%	62,266	63,899	(2.6)%
Note: Sum may not foot due to rounding.

Americas Oral SFP[1]	Fourth-Quarter			Full-Year

	2024	2023	Change	2024	2023	Change
PMI Shipment Volume (million cans)
Nicotine Pouches	165.1	116.3	42.0%	581.4	384.8	51.1%
Moist Snuff	32.0	31.2	2.4%	134.6	133.7	0.6%
Snus	0.7	0.8	(9.0)%	2.9	4.0	(25.8)%
Total Americas	197.8	148.3	33.4%	718.9	522.5	37.6%
(1) Excluding U.S. chew; Note: Volumes of other oral SFP introduced in Q3'24 are not material. Sum may not foot due to rounding.
Fourth-Quarter
PMI's total cigarette and HTU shipment volume in the Region decreased by 2.0% to 17.3 billion units, mainly due to Canada (down by 20.2%) and Mexico (down by 2.4%), partly offset by Argentina (up by 2.5%).
Oral products shipments increased by 33.4%, predominantly driven by ZYN nicotine pouches in the U.S.
Cigar shipment volume increased by 2.4%, while gross profit grew high-single digits.
Full-Year
PMI's total cigarette and HTU shipment volume in the Region decreased by 2.6% to 62.3 billion units, mainly due to Argentina (down by 8.1%), partly offset by Brazil (up by 8.5%).
Oral products shipments increased by 37.6%, predominantly driven by ZYN nicotine pouches in the U.S.
Cigar shipment volume decreased by 11%, while gross profit grew mid-single digits.
Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,261	$ 1,075	17.3%	21.0%	186	(40)	—	87	141	(2)

Operating Income	$ 129	$ 58	+100%	-(100)%	71	129	—	87	137	(282)
Adjustments (1)	(210)	(71)	-(100)%	-(100)%	(139)	—	—	—	—	(139)
Adjusted Operating Income	$ 339	$ 129	+100%	62.8%	210	129	—	87	137	(142)

Adjusted Operating Income Margin	26.9%	12.0%	14.9pp	4.1pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.

Net revenues increased by 21.0% on an organic basis, primarily reflecting: favorable volume/mix, predominantly driven by nicotine pouches in the U.S., as well as a favorable pricing variance, partly offset by lower cigarette volume and unfavorable cigarette mix outside of the U.S.

Adjusted operating income increased by 62.8% on an organic basis, mainly reflecting: favorable volume/mix and price variance, mainly due to the same factors as for net revenues; partly offset by higher marketing, administration and research costs, including incremental investment in the U.S.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,534	$ 3,807	19.1%	19.3%	727	(9)	—	233	505	(2)

Operating Income	$ 548	$ 582	(5.8)%	(41.1)%	(34)	205	—	233	470	(942)
Adjustments (1)	(788)	(297)	-(100)%	-(100)%	(491)	—	—	—	—	(491)
Adjusted Operating Income	$ 1,336	$ 879	52.0%	28.7%	457	205	—	233	470	(451)

Adjusted Operating Income Margin	29.5%	23.1%	6.4pp	1.8pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Net revenues increased by 19.3% on an organic basis, primarily reflecting: favorable volume/mix, mainly due to growth of ZYN nicotine pouches in the U.S., partly offset by cigarette volume declines outside of the U.S.; and favorable cigarette and ZYN pricing.
Adjusted operating income increased by 28.7% on an organic basis, mainly reflecting: favorable volume/mix and favorable price variance, mainly due to the same factors as for net revenues, partly offset by higher marketing, administration and research costs, including incremental investment in the U.S.
WELLNESS AND HEALTHCARE
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 87	$ 69	26.1%	23.2%	18	2	—	16	—	—

Operating Income / (Loss)	$ (52)	$ (62)	16.1%	17.7%	10	(1)	—	16	—	(5)
Adjustments (1)	(5)	(15)	67.7%	67.7%	10	—	—	—	—	10
Adjusted Operating Income / (Loss)	$ (48)	$ (47)	(2.1)%	—%	(1)	(1)	—	16	—	(14)

Adjusted Operating Income / (Loss) Margin	(55.2)%	(68.1)%	12.9pp	12.8pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.

Net revenues increased by 23.2% on an organic basis. The adjusted operating loss of $48 million was primarily due to R&D costs.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 333	$ 306	8.8%	7.8%	27	3	—	26	—	(2)

Operating Income / (Loss)	$ (391)	$ (870)	55.1%	55.4%	479	(3)	—	26	—	456
Adjustments (1)	(271)	(738)	63.2%	63.2%	467	—	—	—	—	467
Adjusted Operating Income / (Loss)	$ (120)	$ (132)	9.1%	11.4%	12	(3)	—	26	—	(10)

Adjusted Operating Income / (Loss) Margin	(36.0)%	(43.1)%	7.1pp	7.6pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated February 6, 2025, for additional detail.
Net revenues increased by 7.8% on an organic basis. The adjusted operating loss of $120 million was primarily due to R&D and administration costs.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. As of December 31, 2024, PMI's smoke-free products were available for sale in 95 markets, and PMI estimates that 38.6 million adults around the world use PMI's smoke-free products. The smoke-free business accounted for approximately 39% of PMI’s total full-year 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies; plans and strategies related to the CCAA proceedings; the likelihood and impact to PMI of the proposed CCAA plan; and the likelihood and impact of RBH remaining deconsolidated. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2023, Quarterly Report on Form 10-Q for the third quarter ended September 30, 2024, and the Form 10-K for the fourth quarter and year ended December 31, 2024, which will be filed later today. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated February 6, 2025, and at www.pmi.com/2024Q4earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, restructuring costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

Diluted EPS reconciliation

Fourth-Quarter			Full Year
2024	2023		2024	2023
$ (0.38)	$ 1.41	Reported Diluted EPS	$ 4.52	$ 5.02
0.01	—	Restructuring charges	0.10	0.06
—	—	Impairment of goodwill and other intangibles	0.01	0.44
0.11	0.07	Amortization of intangibles	0.40	0.25
—	0.02	Charges related to the war in Ukraine	—	0.03
0.05	—	Megapolis localization tax impact	0.05	—
0.14	(0.14)	Income tax impact associated with Swedish Match AB financing	0.14	(0.11)
—	—	Egypt sales tax charge	0.03	—
—	—	Loss on sale of Vectura Group	0.13	—
1.49	—	Impairment related to the RBH equity investment	1.49	—
0.13	—	Fair value adjustment for equity security investments	(0.27)	(0.02)
—	—	Tax items	(0.03)	0.11
—	—	Other adjustments impacting 2023 only*	—	0.23
$ 1.55	$ 1.36	Adjusted Diluted EPS	$ 6.57	$ 6.01
0.06		Less: Currency	(0.38)
$ 1.49	$ 1.36	Adjusted Diluted EPS, excluding Currency	$ 6.95	$ 6.01
(*) Represents adjustments impacting 2023 only: South Korea indirect tax charge (11 cents), Termination of agreement with Foundation for a Smoke-Free World (7 cents), Termination of distribution arrangement in the Middle East (4 cents), Swedish Match AB acquisition accounting related items (1 cent)
Note: The Income tax impact associated with Swedish Match AB financing was due to a deferred tax impact for unrealized foreign currency gains and losses on intercompany loans related to the Swedish Match acquisition financing reflected in the consolidated statements of earnings, while the underlying pre-tax foreign currency movements fully offset in the consolidated statements of earnings and were reflected as currency translation adjustments in the consolidated statements of stockholders' (deficit) equity.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	pp Change	2024	2023	pp Change

Total(1)(2)	663.0	650.2	2.0	188.5	185.1	1.9	152.8	151.1	1.1	35.7	34.0	5.1	28.9	28.5	0.4	5.4	4.9	0.5

Europe
France	6.3	7.1	(11.7)	2.4	2.8	(13.5)	2.4	2.7	(13.5)	—	—	—	41.8	43.1	(1.3)	0.6	0.7	(0.1)
Germany(3)	16.2	16.0	1.5	6.6	6.6	(0.5)	5.4	5.7	(3.8)	1.1	1.0	19.0	38.4	38.9	(0.5)	6.6	5.6	1.0
Italy(3)	17.9	18.2	(1.8)	10.1	10.6	(4.6)	6.4	6.5	(2.5)	3.7	4.1	(7.9)	53.1	53.7	(0.6)	16.5	17.2	(0.7)
Poland(3)	13.6	13.1	3.8	6.2	5.6	10.4	4.8	4.3	9.6	1.4	1.3	13.4	45.2	43.8	1.4	9.5	9.9	(0.4)
Spain	11.0	10.6	4.1	2.8	2.9	(3.4)	2.5	2.6	(6.9)	0.4	0.3	27.6	29.9	28.8	1.1	3.5	2.4	1.1

SSEA, CIS & MEA
Egypt	22.5	19.3	16.1	5.4	6.2	(12.8)	4.9	5.6	(12.0)	0.5	0.6	(20.1)	24.5	31.3	(6.8)	1.7	1.9	(0.2)
Indonesia(4)	74.1	72.7	1.9	20.3	20.5	(1.1)	19.9	20.3	(1.9)	0.4	0.2	90.0	27.4	28.2	(0.8)	0.5	0.3	0.2
Philippines	10.6	10.7	(1.4)	5.3	5.8	(8.7)	5.2	5.7	(9.1)	0.1	0.1	18.9	49.7	53.7	(4.0)	0.7	0.6	0.1
Russia	54.8	52.4	4.5	18.0	16.5	9.1	12.5	11.4	9.8	5.5	5.1	7.7	32.9	31.3	1.6	8.7	8.3	0.4
Turkey	38.6	36.2	6.6	20.4	18.7	9.3	20.4	18.7	9.3	—	—	—	52.9	51.5	1.4	—	—	—

EA, AU & PMI DF
Australia	1.1	1.6	(26.5)	0.4	0.5	(29.6)	0.4	0.5	(29.6)	—	—	—	31.3	32.7	(1.4)	—	—	—
Japan(2)	38.8	37.9	2.6	13.7	13.9	(1.9)	3.9	3.9	(0.2)	9.8	10.0	(2.6)	41.8	39.9	1.9	30.5	27.6	2.9
South Korea	17.6	17.8	(1.3)	3.4	3.4	(0.2)	2.0	2.1	(6.4)	1.4	1.3	9.6	19.5	19.3	0.2	8.2	7.5	0.7

Americas
Argentina	7.2	7.1	1.2	4.5	4.4	2.5	4.5	4.4	2.5	—	—	—	62.5	61.7	0.8	—	—	—
Mexico	8.6	8.8	(2.2)	5.6	5.7	(2.4)	5.5	5.7	(2.7)	0.1	—	—	65.0	65.1	(0.1)	0.7	0.5	0.2

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2024 includes 0.6 billion units of cigarettes shipment volume under an arrangement where PMI acts as brand management and fulfillment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Years Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	pp Change	2024	2023	pp Change

Total(1)(2)	2,617.9	2,579.4	1.5	756.6	738.2	2.5	616.8	612.9	0.6	139.7	125.3	11.6	28.7	28.3	0.4	5.2	4.7	0.5

Europe
France	26.1	29.8	(12.5)	10.7	13.0	(17.3)	10.5	12.8	(17.3)	0.2	0.2	(19.9)	41.2	42.5	(1.3)	0.6	0.7	(0.1)
Germany(3)	69.2	69.0	0.4	26.7	26.5	0.9	22.4	23.3	(4.0)	4.3	3.1	36.9	38.7	39.0	(0.3)	6.2	5.3	0.9
Italy(3)	73.6	73.3	0.5	39.1	39.7	(1.4)	27.3	27.3	—	11.8	12.4	(4.6)	53.6	53.6	—	16.9	16.8	0.1
Poland(3)	58.0	56.7	2.3	25.6	23.7	7.9	20.1	18.7	8.0	5.4	5.0	7.6	43.9	41.9	2.0	9.1	9.0	0.1
Spain	44.3	43.6	1.6	12.7	12.9	(1.2)	11.4	11.8	(3.0)	1.3	1.1	18.7	29.4	29.3	0.1	2.9	2.3	0.6

SSEA, CIS & MEA
Egypt	82.5	74.2	11.3	23.9	24.3	(1.7)	22.3	23.0	(3.0)	1.6	1.3	21.8	28.9	32.8	(3.9)	1.8	1.7	0.1
Indonesia(4)	295.5	292.2	1.1	80.8	84.0	(3.7)	79.6	83.4	(4.5)	1.2	0.6	+100	27.4	28.7	(1.3)	0.4	0.2	0.2
Philippines	41.0	42.9	(4.3)	21.1	23.8	(11.4)	20.8	23.5	(11.8)	0.3	0.2	29.1	51.3	55.4	(4.1)	0.7	0.5	0.2
Russia	216.5	203.4	6.4	69.9	64.8	7.9	51.4	47.9	7.4	18.5	16.9	9.5	32.3	31.8	0.5	8.6	8.0	0.6
Turkey	150.5	137.4	9.5	78.2	69.0	13.4	78.2	69.0	13.4	—	—	—	52.0	50.2	1.8	—	—	—

EA, AU & PMI DF
Australia	5.1	7.2	(28.5)	1.8	2.5	(28.5)	1.8	2.5	(28.5)	—	—	—	34.8	34.8	—	—	—	—
Japan(2)	151.1	149.0	1.4	64.8	60.9	6.4	16.5	17.9	(7.5)	48.3	43.0	12.2	41.3	39.6	1.7	29.8	26.7	3.1
South Korea	70.5	72.0	(2.2)	14.0	14.0	(0.1)	8.3	8.9	(6.7)	5.7	5.1	11.4	19.9	19.5	0.4	8.1	7.1	1.0

Americas
Argentina	26.4	28.8	(8.4)	16.4	17.8	(8.1)	16.4	17.8	(8.1)	—	—	—	62.1	61.9	0.2	—	—	—
Mexico	29.5	30.0	(1.7)	18.5	18.9	(2.2)	18.3	18.8	(2.6)	0.2	0.1	54.1	62.6	63.0	(0.4)	0.7	0.5	0.2

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2024 includes 0.6 billion units of cigarettes shipment volume under an arrangement where PMI acts as brand management and fulfillment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%